EXHIBIT 99.1

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September 20, 2005
First Financial Bancorp Sells Savings Bank
And Completes Charter Consolidation
HAMILTON, Ohio – First Financial Bancorp (Nasdaq: FFBC) president and chief executive officer, Claude E. Davis, today announced that the company has completed the sale of substantially all of the $104 million in assets and certain liabilities of its Fidelity Federal Savings Bank subsidiary that was based in Marion, Indiana and operated three branches in Grant County.
In a transaction that was first announced in March of 2005, Fidelity Federal was sold September 16, 2005, to Mutual Federal Savings Bank, a subsidiary of MutualFirst Financial, Inc. (Nasdaq: MFSF), an $839 million holding company that is based in Muncie, Indiana.
Mutual Federal purchased Fidelity Federal’s $82 million in loans and will assume approximately $74 million in deposit accounts. The sale price of $20 million will result in an approximate $0.14 per share gain for First Financial Bancorp. Pricing is approximately a 14% premium on deposits or approximately 200% of closing book value.
First Financial has also successfully completed the final step in the consolidation of its bank and operating subsidiaries into one banking charter. Under this charter, First Financial Bank now operates in different markets under the brand names First Financial Bank, Community First Bank & Trust, and Sand Ridge Bank.
Davis said, “In the last few weeks we accomplished two key elements of our new strategic plan — the sale of Fidelity Federal and the consolidation of all our banking units which are now operating under one charter.”
A $3.8 billion publicly owned bank holding company with over 4,000 shareholders, First Financial Bancorp is the holding company for First Financial Bank, N.A. which has a total of 103 banking centers in Ohio, Michigan, Kentucky, and Indiana. The bank operates in different markets under the First Financial Bank, Community First Bank & Trust, and Sand Ridge Bank lines of business. The holding company’s non-banking affiliates are First Financial Capital Advisors LLC and First Financial Insurance. Additional information about the company is available on First Financial Bancorp’s web site at www.ffbc-oh.com.
First Financial Bancorp
P.O. Box 476
Hamilton, OH 45012
Analyst Contact: J. Franklin Hall
513-867-4954
frank.hall@ffbc-oh.com
Media Contact: Cheryl R. Lipp
513-867-4929
cheryl.lipp@comfirst.com